UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

       NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

       Name: VANGUARD CASH MANAGEMENT TRUST

Address of Principal Business Office (Number and Street, City, State, Zip Code):

       100 Vanguard Boulevard
       Malvern, Pennsylvania  19355

Telephone Number (including area code): (610) 669-1000

Name and address of agent for service of process:

       R. Gregory Barton P.O. Box 2600
       Valley Forge, Pennsylvania  19482

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes   (X)                 No   (   )

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf on the 19th day of December, 2003.


VANGUARD CASH MANAGEMENT TRUST

BY:      R. Gregory Barton, Secretary     /S/ R. GREGORY BARTON

Attest:  Heidi Stam, Principal            /S/ HEIDI STAM